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                                EXHIBIT 11.2


               NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

               CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
              (Amounts in thousands, except per share amounts)


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                                                                         Three Months Ended             Nine Months Ended
                                                                            September 30,                 September 30,
                                                                       ______________________        _______________________
                                                                           1995        1994             1995          1994
                                                                       __________   _________        _________     _________
NET INCOME (LOSS)                                                      $   2,395    $ (4,148)        $(88,083)     $(68,453)
Add back senior debenture interest                                           237         270              837           752
Add back junior debenture interest                                           570         570            1,709         1,709
                                                                       _________    ________         ________      ________
NET LOSS FOR FULLY DILUTED COMPUTATION                                 $   3,202    $ (3,308)        $(85,537)     $(65,992)
                                                                       =========    ========         ========      ========
COMMON STOCK:
   Shares outstanding from beginning of period                            29,578      29,516           29,578        29,405
     Stock options exercised                                                 429          59              253           119
     Shares purchased for treasury, from date of purchase                     --          (8)              --            (7)
     Assumed exercise of stock options, using treasury
      stock method                                                           939          91              729           126
     Assumed conversion of senior subordinated debentures,
      from the latter of the beginning of the period or the
      date of issue                                                        5,021       5,000            5,021         5,000
     Assumed conversion of junior subordinated debentures,
      from the latter of the beginning of the period or the
      date of issue                                                        2,300       2,300            2,300         2,300
                                                                       _________    ________         ________      ________
   Weighted average number of shares outstanding                       $  38,267      36,958           37,881        36,943
                                                                       =========    ========         ========      ========
FULLY DILUTED EARNINGS (LOSS) PER SHARE                                $     .08    $  .(.14)        $  (2.89)     $  (2.31)
                                                                       =========    ========         ========      ========
















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